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EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 23, 2002 except for the matters disclosed under the heading "Restatement" in Note 1, Note 3 and the fourth paragraph of Note 17 as to which the date is July 28, 2003, relating to the financial statements and financial statement schedule, which appears in the Tyco International Ltd. Annual Report on Amendment No. 2 on Form 10-K/A to Form 10-K for the year ended September 30, 2002. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
July 28, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS